Exhibit 10.52

**Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

JOINT DEVELOPMENT AND SCALE-UP AGREEMENT

RELATED TO CATALYSTS AND THEIR USE IN BIOBASED CHEMISTRY

- hereinafter “this AGREEMENT” -

This AGREEMENT, to be effective as of the 15th day of April, 2012, and made and entered into by and between

BioAmber Inc. of 1250 Rene Levesque West, Suite 4110, Montreal, Quebec, Canada H3B 4WB

- hereinafter called BIOAMBER -

and

Evonik Industries AG, having a place of business at Rodenbacher Chaussee 4, Postfach 1345, D-63403 Hanau, Germany

- hereinafter called EVONIK -

- BIOAMBER and EVONIK hereinafter PARTY or PARTIES -

WHEREAS, EVONIK inter alia is a manufacturer of catalyst products and has developed proprietary know-how, technology and expertise related to their development, scale-up, manufacture, marketing and industrial application; and

WHEREAS, BIOAMBER is active in the field of biobased chemistry and has developed proprietary technology platform which combines industrial biotechnology, an innovative purification process and chemical catalysis to convert renewable feedstocks into chemicals that are cost competitive replacements for petroleum derived chemicals; and

WHEREAS, EVONIK and BIOAMBER have expressed a mutual interest to jointly develop improved and/or new catalysts and their use in the conversion of biobased succinic acid into BDO/THF/GBL, with a particular view to an exclusive supply of such catalysts to BIOAMBER if successfully scaled up by EVONIK, and to possibly expand into the fields of (i) other C4 derivatives of succinic acid and of succinic salts and (ii) C6 substrates and derivatives at a later stage.

NOW, THEREFORE, IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:

1	Definitions

1.1	“AFFILIATE” with respect to a PARTY means any company including joint-ventures which is directly or indirectly controlled by such PARTY (with “control” meaning directly or indirectly owning or controlling at least fifty percent (50%) of such company’s voting stock, or possessing the power to direct or cause the direction of its management and policies), and which agrees to be bound by the terms of this AGREEMENT as if being an original party hereto.

1.2	“BACKGROUND IP” of a PARTY means all its secret know-how and expertise as well as all its patent applications, patents and other intellectual property rights which such PARTY

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owns or controls prior to the commencement of the PROJECT, or thereafter acquires or develops, however, independent of pursuing the PROJECT.

1.3	“BDO / THF / GBL” means butanediol / tetrahydrofurane / gamma-butyrolactone

1.4	“BIOAMBER FIELD” means the liquid phase hydrogenation of biobased succinic acid to manufacture BDO / THF / GBL.

1.5	“CATALYST” means a DUPONT CATALYST or a 2ND GEN CATALYST, or, for the purposes of Article 7, an ALTERNATIVE CATALYST as defined in Article 7.2.

1.6	“DEVELOPMENT PROGRAM” means a plan and schedule mutually agreed pursuant to Article 2.2 below and specifying the scope and nature of the work to be conducted separately or jointly by the PARTIES, including deadlines and milestones.

1.7	“DUPONT CATALYSTS” means catalysts according to BIOAMBER’s [***] and other FORMULATIONS which BIOAMBER has licensed from DuPont and further developed in-house, including modifications made to the DUPONT CATALYSTS or catalyst supports to optimize economics, conditions relating to catalyst recovery, regeneration and analysis of spent catalyst.

1.8	“FOREGROUND IP” means all results, improvements, developments, inventions, materials, processes and software, whether patentable or not, produced and adequately documented in the performance of the PROJECT, including without limitation notebooks, experimental designs, models, and prototypes. “FOREGROUND IPR” means intellectual property rights related to FOREGROUND IP.

1.9	“FORMULATION” means the description of a lab-scale CATALYST specifying the general type, the active components and their percentaged compositions, and other typical specification features, as will result from the preparation of that CATALYST from a RECIPE.

1.10	“2ND GEN CATALYSTS” means catalysts for use in the BIOAMBER FIELD that can offer better overall economics compared to the DUPONT-CATALYSTS.

1.11	“INFORMATION” of a PARTY (hereinafter the “PROVIDER”) means any and all technical and/or commercial information in tangible or non-tangible form which is disclosed or made available by said PARTY to the other PARTY (hereinafter the “RECIPIENT”) for the purposes of this AGREEMENT; information provided hereunder by a PARTY’s affiliates, consultants or agents shall equally be considered such PARTY’s INFORMATION. INFORMATION may include, but is not limited to, formulae, compositions, specifications, designs, ideas, software, algorithms, machine readable data, production and quality control methods, processes, techniques, business policies or practices, and other technical and/or commercial information and data, as well as product samples. PROVIDER’s INFORMATION shall include, but shall not be limited to, its non-public BACKGROUND-IP.

A PARTY’s INFORMATION shall also include any information obtained by the other PARTY under this AGREEMENT by visual inspection during audits, visits and/or demonstrations in laboratories, pilot plants and/or production facilities of the first PARTY, e.g. regarding plant and equipment, and the applications and modes of operation thereof.

1.12	“RECIPE” means the lab-scale description of a process to synthesize a CATALYST, specifying raw materials and laboratory procedures to prepare the CATALYST in the laboratory.

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1.13	“SCALE-UP” means the scale-up of a CATALYST into pilot-plant and commercial scale, starting with the CATALYST RECIPE.

1.14	“PRODUCTION PROCESS” means a pilot-plant and/or commercial scale process to manufacture a CATALYST, based on a RECIPE.

1.15	“PROJECT” means development of a new or improved process for the conversion of biobased succinic acid to BDO / THF / GBL via liquid phase hydrogenation.

1.16	“THIRD PARTY” means any company or person except the PARTIES and their AFFILIATES.

Further definitions are provided elsewhere in this AGREEMENT.

PART I	Biobased Succinic Acid to BDO / THF / GBF

2	Joint Development Collaboration

2.1	Each PARTY shall designate a development team, headed by a managing coordinator, to pursue the PROJECT.

The managing coordinators shall identify within their own organizations all BACKGROUND-IP which may be suitable and necessary for the purposes of the PROJECT and which the respective PARTY, at its sole discretion, is willing and able to make available for the purposes of the PROJECT at the terms and conditions of this AGREEMENT.

Details as to the PROJECT objective and all necessary work to be carried out by the development teams shall be agreed by the managing coordinators in form of the DEVELOPMENT PROGRAM. According to the progress of the PROJECT work and the FOREGROUND IP achieved, the DEVELOPMENT PROGRAM may be subject to necessary amendments from time to time as mutually agreed by the managing coordinators.

2.2	Each PARTY’s managing coordinator shall organize and oversee all work relative to the PROJECT within his/her organization in accordance with the DEVELOPMENT PROGRAM, shall report on the progress toward reaching the objective, and shall cause all necessary decisions to be made within his/her organization.

2.3	Managing coordinators shall not be authorized to agree to any changes in the objective or overall scope or direction of the PROJECT, to authorize amendments to this AGREEMENT, or to give legally binding representations on behalf of any of the PARTIES.

2.4	In a first step, EVONIK shall look into the FORMULATIONS and RECIPES of the DUPONT CATALYSTS to identify possible improvements, shall modify the RECIPES accordingly, and shall prepare samples for testing by BIOAMBER. Number, quality, quantity and other details pertaining to such samples shall be agreed by the managing coordinators and specified in the DEVELOPMENT PROGRAM.

2.5

In a second step, the PARTIES shall look into (i) catalysts belonging to EVONIK and its AFFILIATES, (ii) catalysts belonging to THIRD PARTIES, and (iii) catalysts in the public domain, to identify possible 2ND GEN CATALYSTS candidates. EVONIK shall work on the development of RECIPES and FORMULATIONS fur such 2ND GEN CATALYSTS, and shall prepare samples for testing by BIOAMBER. Number, quality, quantity and other details pertaining to such samples shall be agreed by the managing coordinators and specified in the DEVELOPMENT PROGRAM.

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2.6	BIOAMBER shall test the samples of modified DUPONT CATALYSTS and 2ND GEN CATALYSTS with respect to the BIOAMBER FIELD.

2.7	For the term of this AGREEMENT, however, only to the extent necessary for the performance of the PROJECT, and subject to THIRD PARTY’s rights, each PARTY grants to the other PARTY the non-exclusive royalty-free right to use its BACKGROUND IP; the PARTIES shall duly inform each other of any such THIRD PARTY’s rights restrictions.

2.8	In the event a PARTY wishes to commission a THIRD PARTY with the performance of selected tasks according to the DEVELOPMENT PROGRAM, the PARTIES shall mutually agree on any such possible commissioning; each PARTY shall be free to commission AFFILIATES with such tasks at its sole discretion.

2.9	The PARTIES shall endeavor to achieve FOREGROUND IP which will not infringe any THIRD PARTIES’ rights. For this purpose, patent surveys and other freedom-to-operate analyses shall be part of the DEVELOPMENT PROGRAM. In any event, if such THIRD PARTIES’ rights come to either PARTY’s knowledge, and/or if the use of such rights deems necessary or appropriate to achieve the objective of the PROJECT, such PARTY shall inform the other PARTY thereof, and the PARTIES shall mutually agree on the appropriate action to be taken.

3	EVONIK Scale Up

3.1	After successful development, the PARTIES shall select one or more DUPONT CATALYST and/or 2ND GEN CATALYST for possible commercial manufacture and supply.

3.2	EVONIK shall perform the upscaling of such selected CATALYST(S) to develop a PRODUCTION PROCESS.

4	Costs

4.1	BIOAMBER shall pay for all costs incurred by EVONIK for CATALYSTS, including all samples and pilot scale quantities, which are produced for testing. All such CATALYST related costs are pre-approved by BIOAMBER before engaging.

4.2	For the preparation and delivery of lab samples BIOAMBER and EVONIK shall periodically (e.g. semi-annually) specify a work package and budget to be borne by BIOAMBER. For scale-up and commercial scale test production, EVONIK shall make individual offers for BIOAMBER’s approval.

4.3	Otherwise, each PARTY shall bear its own labor and other costs and expenses it incurs in context with the performance of the PROJECT.

5	Ownership Rights in BACKGROUND IP and FOREGROUND IP

5.1	Each PARTY shall retain all right, title and interest to its BACKGROUND IP.

5.2

FOREGROUND IP which is related to the RECIPE, the FORMULATION and/or use and application of a DUPONT CATALYST shall be solely owned by, and is hereby assigned to BIOAMBER. EVONIK shall fully disclose all such FOREGROUND IP developed by EVONIK to BIOAMBER. Subject to Article 5.10 below, BIOAMBER has, at its sole discretion, the exclusive right (at its own cost and expense but with the necessary

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cooperation of EVONIK), but no obligation, to apply for protection by FOREGROUND IPR related to such FOREGROUND IP.

5.3	FOREGROUND IP which is related to the RECIPE, the FORMULATION and/or use and application of a 2ND GEN CATALYST shall be solely owned by, and is hereby assigned to BIOAMBER if such 2ND GEN CATALYST has originated from BIOAMBER, or was secured by BIOAMBER from a THIRD PARTY (by license or other arrangement). EVONIK shall fully disclose all such FOREGROUND IP developed by EVONIK to BIOAMBER. Subject to Article 5.10 below, BIOAMBER has, at its sole discretion, the exclusive right (at its own cost and expense but with the necessary cooperation of EVONIK), but no obligation, to apply for protection by FOREGROUND IPR related to such FOREGROUND IP.

5.4

FOREGROUND IP which is related to the RECIPE, the FORMULATION and/or use and application of a 2ND GEN CATALYST shall be solely owned by, and is hereby assigned to EVONIK if such 2ND GEN CATALYST has originated from EVONIK. BIOAMBER shall fully disclose all such FOREGROUND IP developed by BIOAMBER to EVONIK. Subject to Article 5.10 below, EVONIK has, at its sole discretion, the exclusive right (at its own cost and expense but with the necessary cooperation of BIOAMBER), but no obligation, to apply for protection by FOREGROUND IPR related to such FOREGROUND IP.

5.5

FOREGROUND IP which is related to the RECIPE, the FORMULATION and/or use and application of a 2ND GEN CATALYST shall be jointly and equally owned by both PARTIES if such 2ND GEN CATALYST has originated from the public domain. The PARTIES shall fully disclose to each other all such FOREGROUND IP developed by the PARTIES.

5.6	In case such jointly owned FOREGROUND IP (according to Article 5.5 above) may be protectable by FOREGROUND IPR, the PARTIES shall mutually agree on the world-wide joint application for such FOREGROUND IPR (hereinafter “JOINT FOREGROUND IPR”), or to retain the said FOREGROUND IP as trade secret, e.g. if a PARTY has good reasons to believe that the patent application would lack a reasonable chance to be granted. The PARTIES shall each have an equal share in JOINT FOREGROUND IPR, and shall each bear one-half of the external costs associated therewith; each PARTY shall bear its own internal costs it may incur in context therewith.

5.7	In case a PARTY is not interested in the application, maintenance and prosecution of any JOINT FOREGROUND IPR, then the other PARTY shall be entitled to further pursue such JOINT FOREGROUND IPR as its solely owned FOREGROUND IPR at its own cost and in its own name; the waiving PARTY shall retain a non-exclusive, royalty-free license for its and its AFFILIATES’ scientific and commercial purposes.

The PARTIES shall come to a mutual understanding concerning how the FOREGROUND IPR maintenance fees shall be paid. If either PARTY fails to pay its share of the fee when due then the other PARTY may pay this fee to prevent the FOREGROUND IPR from lapsing. The non-paying PARTY shall have six (6) months to reimburse the paying PARTY along with interest and costs. Failure to do this shall be interpreted as the non-paying PARTY abandoning all its rights. The non-paying PARTY shall then become obligated to assign all its rights and interest to the paying PARTY.

5.8	In case the (alleged) infringement of any JOINT FOREGROUND IPR by any THIRD PARTY may come to the knowledge of a PARTY, such PARTY shall promptly notify the other PARTY thereof. The PARTIES shall then mutually agree on any action to be taken in context therewith.

If the PARTIES agree to jointly act against such a THIRD PARTY infringer, then any judgment awarded to the PARTIES shall be shared between the PARTIES according to the PARTIES’ share of the related cost and expense. If a PARTY waives its right in such

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joint action against such a THIRD PARTY, the other PARTY may do so at its own cost and risk; the other PARTY shall be fully entitled to any judgment awarded in context therewith. The waiving party shall execute all declarations, proxies and other documents as are reasonably necessary or appropriate to enable the other PARTY to take such action, and shall pro forma joining such action at the acting PARTY’s cost where required by applicable law.

5.9	FOREGROUND IP which is related to the PRODUCTION PROCESS shall be solely owned by, and is hereby assigned to EVONIK, irrespective of the source of the underlying compositions and lab-recipes (BIOAMBER, EVONIK, licensed in, or from the public domain), and irrespective of which PARTY owns the rights to the respective of CATALYST pursuant to the foregoing. Subject to Article 5.10 below, EVONIK has, at its sole discretion, the exclusive right (at its own cost and expense but with the necessary cooperation of BIOAMBER), but no obligation, to apply for protection by FOREGROUND IPR related to such FOREGROUND IP. There is no obligation for EVONIK to disclose to BIOAMBER any details with respect to such FOREGROUND IP.

5.10	The PARTIES shall coordinate and harmonize their applications for FOREGROUND IPR, including without being limited to JOINT FOREGROUND IPR, pursuant this Article 5 above to optimize the PARTIES’ chances and probabilities to obtain broad FOREGROUND IPR coverage. Without PROVIDER’s prior written consent, RECIPIENT shall not file any FOREGROUND IPR application which may disclose or may be based on or require use of or incorporate or incorporate by reference or otherwise any of PROVIDER’s INFORMATION, including without limitation product samples or INFORMATION pertaining thereto.

5.11	Any further details in context with the above shall be agreed by the PARTIES in due time; otherwise, however, subject to the foregoing provisions, the PARTIES shall endeavor to, and shall cause and direct its inventors and other concerned personnel (as may apply) to, cooperate and provide all reasonable assistance, however, not financially, as may be necessary in context with the assignment, application, maintenance and prosecution of FOREGROUND IPR, as well as with action to be taken against THIRD PARTY infringers, as provided above.

5.12	In anticipation of this AGREEMENT and as mutually agreed by the PARTIES, EVONIK has, during the period from Jan 1, 2012 and the effective date hereof, prepared certain CATALYST samples on a lab scale, and has performed certain CATALYST scale-up work. Such preparation of samples and scale-up work shall be deemed as if having been made hereunder within the scope of the PROJECT, and the results obtained shall be deemed FOREGROUND IP, subject to all relevant terms and conditions of this AGREEMENT.

6	Commercialization of FOREGROUND IP / Rights to Use

6.1	BIOAMBER is hereby granted a non-exclusive, royalty-free, perpetual license to practice any FOREGROUND IP, including without being limited to FOREGROUND IPR related thereto, owned by EVONIK pursuant to Article 5.4, subject to the exclusivity arrangements pursuant to Article 7 below and related thereto. There shall be no further obligations or liabilities for EVONIK with respect to such license grant.

6.2

EVONIK is hereby granted a non-exclusive, royalty-free, perpetual license to practice any FOREGROUND IP, including without being limited to FOREGROUND IPR related thereto, owned by BIOAMBER pursuant to Article 5.2 and 5.3, subject to the exclusivity arrangements pursuant to Article 7 below and related thereto. There shall be no further obligations or liabilities for BIOAMBER with respect to such license grant. Further, if the

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results are depending on a license granted to BIOAMBER, BIOAMBER is under no obligation to grant to EVONIK a sublicense, or to otherwise arrange for a license to be granted to EVONIK, except that BIOAMBER shall arrange for all necessary rights for EVONIK to lawfully manufacture CATALYST for BIOAMBER, BIOAMBER’s AFFILIATES and/or licensees of BIOAMBER.

6.3	Otherwise, the PARTY solely owning FOREGROUND IP, including without being limited to FOREGROUND IPR related thereto, according to Article 5 above shall have the exclusive right to commercially use such FOREGROUND IP and FOREGROUND IPR.

6.4	With respect to jointly owned FOREGROUND IP, including without being limited to FOREGROUND IPR related thereto, the PARTIES shall equally be entitled to commercially use such FOREGROUND IP including JOINT FOREGROUND IPR for its own purposes, without obligation to pay any compensation to the other PARTY, subject to the exclusivity arrangements pursuant to Article 7 below and related thereto.

To the extent jointly owned FOREGROUND IP is protected by copyright(s), each PARTY shall have, within the rights and limitations as provided elsewhere in this AGREEMENT, the right to use and/or commercialize for its own purposes any such copyrightable jointly owned FOREGROUND IP including without limitation their reproduction, modification, preparation of derivative work, release, sale, distribution of copies, performance, display or disclosure.

Commercial use pursuant to the foregoing in this Article 6.4 shall include without being limited to the manufacture, distribution, sale and use by a PARTY, and its suppliers, agents and customers (as may apply).

6.5	Each PARTY may, without notice to or consent required from the other PARTY, extend its rights under in this Article 6 above to any AFFILIATE (such extension to be effective only so long as the AFFILIATE remains an AFFILIATE of such PARTY), provided such AFFILIATE agrees to be bound by all relevant obligations and restrictions in connection with such rights as provided in this AGREEMENT, including without being limited to the exclusivity provisions in Article 7.

6.6	The using PARTY may grant licenses, sublicenses and/or immunities (as may apply) within the scope of its own rights to use granted to it hereinabove. However, any other licenses under JOINT FOREGROUND IPR to THIRD PARTIES shall require the prior written consent of the other PARTY which shall not be unreasonably withheld, delayed or conditioned.

6.7	By virtue of this AGREEMENT, no rights or licenses are granted to either PARTY except as expressly stated herein. In particular, except as provided in Article 2.7 above, nothing in this AGREEMENT shall be construed as granting, or as an undertaking to subsequently grant, to a PARTY any license, right, immunity, title or interest in or to any INFORMATION including without being limited to BACKGROUND IP of the other PARTY.

7	Exclusive Commercialization

7.1	For the duration of the PARTIES’ performance of PROJECT work hereunder, EVONIK shall not pursue independently or engage with any THIRD PARTY in a project related to catalysts for use in the BIOAMBER FIELD. For the avoidance of doubt: This obligation will terminate as soon as the PARTIES have finally terminated their PROJECT work according to the DEVELOPMENT PROGRAM, even if this AGREEMENT has not yet formally expired pursuant to Article 11.1.

7.2	Subject to all relevant confidentiality obligations and other terms and conditions provided herein, BIOAMBER shall be free to pursue independently or engage with any THIRD

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PARTY development work related to the BIOAMBER FIELD or not and/or catalysts therefor, and/or to license such catalysts, (with respect to the BIOAMBER FIELD: both, “ALTERNATIVE CATALYST”).

however:

7.3	BIOAMBER shall source its requirement of CATALYST (i.e. SCALE-UP and commercial supply, even if licensed in or independently developed) exclusively from EVONIK for a period terminating fourteen (14) years from the first commercial scale delivery to BIOAMBER (“EXCLUSIVITY PERIOD”), and to give EVONIK a first right to match competing offers for the supply of CATALYST for five years after the EXCLUSIVITY PERIOD, provided that EVONIK has successfully scaled up such CATALYST (meaning that mutually agreed milestones, price and performance targets are met). For all BDO / THF / GBL production in or destined for the European Union, the EXCLUSIVITY PERIOD shall be initially limited to seven (7) years, and after the initial 7-year-period the PARTIES shall seek to renew for another seven (7) years, subject to European anti-trust regulations then in effect.

7.4	For the duration of the EXCLUSIVITY PERIOD, EVONIK shall not itself commercially use, nor supply to any AFFILIATE or THIRD PARTY any CATALYST for commercial use in the BIOAMBER FIELD, without BIOAMBER’s prior written consent which may be given or withheld at BIOAMBER’s sole discretion.

7.5	The EXCLUSIVITY PERIOD shall terminate prior to its regular expiration pursuant to Article 7.3, unless otherwise agreed to by the PARTIES in writing, in the event:

(a)	that EVONIK fails to successfully perform the SCALE-UP of a CATALYST as selected by BIOAMBER according to mutually agreed milestones, price and performance targets; or

(b)	that BIOAMBER does not wish to perform any SCALE-UP within three (3) months from successful development of a CATALYST and EVONIK’s proposal for a SCALE-UP; or

(c)	that EVONIK has successfully performed the SCALE-UP of a CATALYST as selected by BIOAMBER, however, BIOAMBER has not purchased a commercial amount within two (2) years from completion of the SCALE-UP; or

(d)	of the insolvency or bankruptcy of a PARTY.

7.6	The commercial supply of CATALYST(S) to BIOAMBER is to be governed by one or more separate agreement(s) between the PARTIES which would include price indexing, margin protection, value sharing, the right to source catalysts from third parties if EVONIK has not the capability to fulfill BIOAMBER’s volume requirements and second look clauses (second look being BIOAMBER’s right, from time to time, to consult THIRD PARTY catalyst suppliers to ensure that EVONIK CATALYST performance and pricing is in line with the market). A commercial master agreement covering an initial term of seven (7) years shall be duly executed by the PARTIES by September 30, 2012 specifying all relevant details. CATALYST specification, price, quantities and delivery dates shall be defined in an addendum to the commercial master agreement at least six (6) months before the first commercial supply of any CATALYST. If such a commercial master agreement (supply agreement) cannot be reached by the said day, the PARTIES may continue their collaboration and contract negotiations hereunder, however, each PARTY has a right to terminate this AGREEMENT pursuant to Article 11.2(ii) at any time after such day as long as the PARTIES have not yet executed such a commercial master agreement.

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After the said 7-year initial term, the PARTIES shall in good faith negotiate a renewal of such supply agreement. If a THIRD PARTY catalyst supplier (a “Supplier”) offers to BIOAMBER to supply CATALYST(S) at significantly better terms and conditions (a price that is at least [***] below the price offered by EVONIK shall be deemed to constitute significant better terms and conditions) than those offered by EVONIK, and such third party CATALYST has been scaled up by the Supplier, and has been successfully tested by BIOAMBER in a pilot or semi-commercial plant for at least five hundred (500) hours, then EVONIK will have the option to adjust the terms and conditions offered to BIOAMBER, including the pricing, in accordance with those contained in the offer from the Supplier, failing which BIOAMBER will be entitled to source all or a certain quantity of CATALYST(S) from the Supplier, according to the terms presented to EVONIK, and the EXCLUSIVITY PERIOD as provided in Article 7.3 above will terminate.

PART II    Prospect - Possible Extension of the Collaboration

8	Further Fields for Collaboration

8.1	EVONIK and BIOAMBER may, at a later date and on a non-exclusive basis, decide to undertake joint development of novel catalysts that can assist in chemical reactions related to derivatives of succinic acid and succinate salts other than BDO / THF / GBL (“C4 DERIVATIVES”), and/or EVONIK may decide to optimize and scale up catalysts identified by BIOAMBER and possibly secured from THIRD PARTIES. If the PARTIES agree to extend their collaboration to the C4 DERIVATIVES field, it is the current expectation that the arrangement would be substantially identical to the arrangement according to PART I hereinabove.

8.2	EVONIK and BIOAMBER may, at a later date and on a non-exclusive basis, decide to undertake joint development of catalysts that can assist in the conversion of certain fermentation derived intermediates into adipic acid, HMDA, caprolactam and possibly other C6 chemicals such as hexanediol (“C6 DERIVATIVES”). More discussion on the scope of this work is required between the PARTIES. Alternatively, or additionally, BIOAMBER may secure catalyst ideas from THIRD PARTIES that EVONIK would develop and optimize. If the PARTIES agree to extend their collaboration to the C6 DERIVATIVES field, it is the current expectation that the arrangement would substantially identical to the arrangement according to PART I hereinabove.

PART III    General Provisions

9	Confidentiality and Restricted Use

9.1	For the term of this AGREEMENT and for ten (10) years thereafter, RECIPIENT shall keep in strict confidence PROVIDER’s INFORMATION and shall not, subject to Article 8.2 below, without the prior written consent of PROVIDER

a)	use any such INFORMATION for any purpose other than in context with the pursuance of the PROJECT; nor

b)	disclose or make available any such INFORMATION to any third party; nor

c)	disclose or make available any such INFORMATION to any officers, employees, consultants or other collaborators other than to those who require access to the INFORMATION in context with the pursuance of the PROJECT, and who agree to be bound by the terms of this AGREEMENT, and then only to the extent required for this purpose; RECIPIENT shall assume full responsibility for the performance of its officers, employees, consultants and/or other collaborators under this AGREEMENT; nor

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d)	make any other commercial use of any such INFORMATION, nor make any such INFORMATION the subject matter of or otherwise use it directly or indirectly in context with any application for patent or other intellectual property rights.

In the event PROVIDER has in advance agreed in writing that RECIPIENT may disclose PROVIDER’s INFORMATION to a THIRD PARTY, RECIPIENT shall assure that such THIRD PARTY shall be bound by obligations not less onerous than RECIPIENT’s obligations assumed hereunder, and RECIPIENT shall remain liable for any unauthorized disclosure, dissemination and/or use of PROVIDER’s INFORMATION by such THIRD PARTY.

9.2	The restrictions provided in Article 9.1 above shall not apply to any INFORMATION for which RECIPIENT can prove that such INFORMATION

a)	at the time of disclosure hereunder was, or thereafter becomes, part of the public domain through no act or omission of RECIPIENT in breach of this AGREEMENT; or

b)	was already in RECIPIENT’s possession at the time of disclosure hereunder, or is hereafter in good faith received by RECIPIENT from a third party without an obligation of confidentiality and/or restrictions as to its use still in effect; or

c)	is hereafter independently developed by or on behalf of RECIPIENT without recourse to PROVIDER’s INFORMATION or relevant part thereof.

Specific items of INFORMATION shall not fall within any exception merely because they are embraced by more general information falling within any exception. Likewise, any combination of specific items of INFORMATION shall not fall within any exception merely because the specific items themselves fall within any exception, but only if the combination itself, and its principles of operation, fall within any exception.

9.3	All INFORMATION provided hereunder shall at all times remain the property of PROVIDER. Upon PROVIDER’s written request, RECIPIENT shall (a) return to PROVIDER all documents and electronic or other storage media received hereunder and containing INFORMATION, including without limitation all unconsumed samples, and shall (b) destroy (including without limitation deletion from electronic or other storage media, except for backups of computer records maintained as part of the RECIPIENT’s reasonable IT policy always provided such records shall not be accessible or usable by any party unless as necessary when computer records of the RECIPENT are otherwise lost and then provided all obligations hereunder shall apply to any access and/or use thereof) all copies, reproductions, summaries, notes, memoranda and other tangible documents to the extent containing PROVIDER’s INFORMATION. Such request may be submitted at any time; provided, however, RECIPIENT is not obliged to keep any such documents, electronic storage media, samples etc. for more than six (6) months after expiration or termination of this AGREEMENT to comply with such obligation to return INFORMATION. Notwithstanding the foregoing, RECIPIENT may retain one (1) copy of INFORMATION in its confidential files for documentation purposes, subject to all confidentiality and non-use obligations contained herein.

9.4	The disclosure of any INFORMATION hereunder will not be considered a “publication” thereof for patent or copyright purposes, nor will it constitute release of said INFORMATION into the public domain.

9.5

With respect to a PARTY, the obligations provided in this Article 9 above shall apply, mutatis mutandis, to such FOREGROUND IP which according to Article 5 above will be assigned to the other PARTY, as well as for the jointly owned FOREGROUND IP pursuant to Article 5 above. Where the commercialization activities by a PARTY in connection with this AGREEMENT require the disclosure of jointly owned

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FOREGROUND-IP, the PARTIES shall in good faith discuss and shall mutually agree on the terms and conditions of such disclosures.

9.6	Once this AGREEMENT is executed, the PARTIES shall jointly issue a press release describing their partnership related to catalysts in the field of biobased chemicals, with an initial focus on BDO / THF / GBL and possible further work in the other fields if agreed to by the PARTIES. Disclosure of this agreement will be permitted if obligated by a securities exchange. In such event, the Parties will use their best efforts to obtain confidential treatment of important terms and conditions contained in this Agreement.

10	Warranties and Liabilities

10.1	Although PROVIDER believes its INFORMATION is accurate, INFORMATION is provided strictly on an as-is basis, and RECIPIENT shall be solely responsible for its practice or use of, or reliance on, or inability to practice or use PROVIDER’s INFORMATION. In particular, however, without limiting the generality of the foregoing, PROVIDER makes no representation, extends no warranty or condition of any kind, express or implied, and accepts no liability, with respect to any INFORMATION provided hereunder, including but not limited to warranties of accuracy, reliability, novelty, completeness, merchantability, fitness for any particular purpose or non-infringement of the intellectual property rights of third parties.

10.2	Each PARTY shall use commercially reasonable efforts to duly pursue its tasks under the DEVELOPMENT PROGRAM to ensure the best possible results based on the scientific evidence, methods and techniques known at the time and in accordance with current legislation, as may apply; provided, however, that it is understood that the PROJECT is exploratory in nature and the performance of the DEVELOPMENT PROGRAM hereunder is subject to normal experimental error, and that neither PARTY warrants that the PROJECT will be successful and/or that any FOREGROUND IP obtained hereunder will meet either PARTY’s scientific and/or commercial expectations, in whole or in part. The failure of a PARTY to e.g. successfully perform its work according to the DEVELOPMENT PROGRAM or to meet the objectives of the PROJECT, or to successfully commercialize the PROJECT results will not constitute a breach of any representation or warranty or other obligation under this AGREEMENT. In particular, however, without limiting the generality of the foregoing, neither PARTY makes any representation or extends any warranty or condition of any kind, express or implied, and accepts no liability, with respect to the CATALYSTS and other FOREGROUND IP developed hereunder, including but not limited to warranties of accuracy, reliability, novelty, completeness, merchantability, fitness for any particular purpose or non-infringement of the intellectual property rights of third parties.

10.3	Neither PARTY shall, under any circumstances, be liable to the other for indirect, incidental, special or consequential damages (including but not limited to loss of profits, revenue, anticipated savings or business) resulting from or in any way related to this AGREEMENT, termination of this AGREEMENT or failure by either PARTY. Further, a PARTY’s liability to the other PARTY shall be restricted to intent and gross negligence. These limitations apply regardless of whether such damages are sought based on breach of contract, negligence or any other legal theory.

10.4	The foregoing liability restrictions pursuant to Article 10.3 shall not apply with respect to any breach of confidentiality and non-use obligations pursuant to Article 9, and with respect to any unauthorized use of the other PARTY’s BACKGROUND IP and/or FOREGROUND IP, or in cases of mandatory liability.

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10.5	Warranties and liabilities with respect to a possible future CATALYST(S) supply to BIOAMBER shall be governed by the respective CATALYST supply agreement between the PARTIES, however, it is the PARTIES understanding that EVONIK shall bear liability with respect to possible THIRD PARTY rights regarding the manufacture of the CATALYST, subject to possible licenses required to be arranged by BIOAMBER pursuant to Article 6.2, while BIOAMBER shall bear liability with respect to the use of such CATALYST.

11	Term and Termination

11.1	This AGREEMENT shall become effective as of the date first above written and shall remain in force for a period of three (3) years.

11.2	Either PARTY may terminate this AGREEMENT

(i) with or without reason upon six (6) months prior written notice (by registered mail/return receipt requested or equivalent)

(ii) effective immediately upon written notice (by registered mail/return receipt requested or equivalent) pursuant to Article 7.6.

11.3	Either PARTY may terminate this AGREEMENT, effective immediately, for good cause, upon written notice (by registered mail/return receipt requested, or equivalent), provided that the terminating PARTY has prior to such termination consulted with the other PARTY to discuss its reasons for such intended termination.

Good cause shall be deemed to exist, in particular:

•

in case of only marginal progress or of a substantial delay in the pursuance of the PROJECT which is not attributable to the terminating PARTY, or in case of other circumstances which may prevent the PARTIES from achieving the objectives of the PROJECT,

•

if, to the reasonable judgment of the terminating PARTY, the objectives of the PROJECT can not be achieved at all, or may only be achieved upon unexpectedly high efforts or efforts which may render the PROJECT economically unviable,

11.4	Good cause shall further be deemed to exist in case the other PARTY has committed or permitted a substantial breach of this AGREEMENT and has failed to remedy the same within thirty (30) days after being called upon by the first PARTY to do so by written notice specifying the nature of the breach; in which case termination pursuant to this Article 11.3 shall be without prejudice to any other right or remedy the non-defaulting PARTY may have by law or otherwise.

11.5	Rights and obligations pursuant to Article 4, 5, 6, 7 (except, for the avoidance of doubt, Article 7.1, and subject to the provisions contained in Section 7), 9, 10 and 12 herein shall survive expiration of this AGREEMENT pursuant to Article 11.1 or any extension thereof above for an indefinite period of time, unless otherwise specified therein.

11.6	Rights and obligations pursuant to Article 4, 9, 10 and 12 herein shall survive early termination of this AGREEMENT pursuant to Article 11.2, 11.3 or 11.4 above for an indefinite period of time, unless otherwise specified therein; the same shall apply accordingly with respect to Article 5 and 6 above to the extent FOREGROUND IP has been achieved prior to such termination, except that in the event of termination pursuant to

(i) Article 11.2(i) or 11.3 the terminating PARTY, or

(ii) Article 11.4 the defaulting PARTY,

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the license rights to use the other PARTY’s FOREGROUND IP, including without being limited to FOREGROUND IPR related thereto, shall come into effect only after five (5) years from the date of termination.

12	Miscellaneous

12.1	Should any of the provisions of this AGREEMENT become or prove to be null and void this will be without effect on the validity of this AGREEMENT as a whole. The PARTIES will, however, endeavor to replace the void provision by a valid one which in its economic effect complies most with the void provision. The same shall apply accordingly in the event that this AGREEMENT contains any unintended omissions.

12.2	Should the effect of this AGREEMENT resulting from future unforeseen events and/or by the alteration of any circumstances surrounding this AGREEMENT lead to an unjust hardship for either PARTY which hardship does not correspond with the intentions of the PARTIES as set out in this AGREEMENT and which cannot be expected of the PARTIES in good faith, the PARTIES shall without delay enter into negotiations to see in what way the conditions of the AGREEMENT can be made to suit the altered circumstances.

12.3	The failure of either PARTY to perform any obligation under this AGREEMENT solely by reason of causes beyond its reasonable control, including but not limited to acts of God, natural disasters, acts, laws, regulations or rules of any government body or governmental agency, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, strikes or other labor disputes, shall not be deemed a breach of this AGREEMENT; provided, however, that the PARTIES shall promptly meet to determine an equitable solution to the effects of such force majeure, and provided further the PARTY so prevented from complying herewith shall continue to take all reasonable actions within its power to comply as fully as possible herewith and to resume with the least possible delay compliance with its obligations.

12.4	No failure or delay of either PARTY in insisting upon or enforcing any of the provisions of this AGREEMENT, or in exercising any right, power, privilege or remedy hereunder, and no partial or single exercise thereof, shall be construed or constitute a waiver or subsequent waiver of such right, power, privilege, remedy or of any other rights hereunder.

12.5	This AGREEMENT is to be governed by and construed in accordance with the substantive laws of Switzerland without giving effect to its conflict of laws rules. All disputes arising out of or in connection with this AGREEMENT which cannot be amicably solved by the PARTIES shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Zurich, Switzerland. The arbitration shall be held in English. The award of the arbitration shall be final and binding upon the PARTIES, and shall be enforceable by any court of competent jurisdiction. The PARTIES shall cooperate with each other in causing the arbitration proceedings to be held in as efficient and expeditious a manner as practicable, and the prevailing PARTY shall be entitled to recover from the other PARTY all its costs and expenses, including without limitation reasonable attorney fees, incurred in context therewith.

12.6	In the event of a substantial breach of this AGREEMENT, the recovery of monetary damages may be an insufficient and inadequate remedy and either PARTY may, notwithstanding the foregoing and without waiving any other rights or remedies, apply to any court of competent jurisdiction for an injunction or other equitable relief to prevent or restrain the breach of this AGREEMENT.

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12.7	This AGREEMENT shall inure to the benefit of and shall be binding upon each of the PARTIES hereto and its successors and permitted assignees, provided that any such assignee shall agree to abide to all obligations and restrictions as provided in this AGREEMENT. Either PARTY may assign this AGREEMENT and/or its rights and obligations to an entity which acquires all or substantially all of such PARTY’s business or assets to which this AGREEMENT pertains, whether by merger, reorganization, acquisition, sale or otherwise. Any other assignment shall be subject to the prior written consent of the other PARTY which shall not be unreasonably withheld, delayed or conditioned.

Either PARTY shall at its discretion be entitled to assign its ownership and license rights pursuant to Article 5 and 6 to any AFFILIATE or THIRD PARTY, provided such AFFILIATE or THIRD PARTY agrees to honor all grants of rights, and all obligations and restrictions arising from this AGREEMENT and associated therewith as if being an original party to this AGREEMENT.

12.8	This AGREEMENT constitutes the entire understanding between the PARTIES hereto with respect to the subject matter hereof, and its terms, including this provision itself, may not be changed or amended except by an instrument in writing mutually agreed to by the PARTIES. The collaboration hereunder shall not be considered work for hire, and the relationship created by this AGREEMENT shall be that of independent contractors. Neither PARTY, by operation of this AGREEMENT, obtains the authority to bind or act as agent for the other PARTY or its employees for any purpose.

Hanau, this April 27, 2012	Montreal, this April 16, 2012

Evonik Industries AG	BioAmber Inc.

/s/ Wilfried Eul	/s/ Ulrich Hertz	/s/ Jean-François Huc
ppa. Dr. Wilfried Eul	ppa. Dr. Ulrich Hertz	Jean-François Huc
Senior VP	Head of TechTransfer	President & Chief Executive Officer
Catalysts Business Line	& Licensing

*Confidential Treatment Requested